Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports First Quarter 2012 Financial Results

First Quarter 2012 Highlights:

•	First quarter 2012 royalty revenue of $2.6 million, an increase of $0.7 million (approximately 33%) from fourth quarter 2011.

•	Cash and cash equivalents balance of $31.6 million as of March 31, 2012.

MORRISVILLE, N.C. (May 3, 2012) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended March 31, 2012. Furiex was spun off from Pharmaceutical Product Development, Inc. (PPD) as a separate public company effective June 14, 2010. Furiex continues the compound partnering business started by PPD in 1998.

Furiex recorded first quarter royalty revenue of $2.6 million, compared to $0.4 million for the same period in the prior year. Royalty revenue included royalties related to Nesina® and Liovel® sales in Japan, and Priligy® sales in various countries outside of the United States.

Research and development expenses were $9.4 million for the quarter ended March 31, 2012, compared to $12.9 million for the same period in the prior year. The decrease of $3.5 million in research and development expenses was a result of the substantial completion of the Phase II trials for our clinical-stage drug candidates, JNJ-Q2 and MuDelta, during the fourth quarter of 2011, partially offset by increased spending for Phase III related costs associated with the continued development of MuDelta in the first quarter of 2012.

First quarter selling, general and administrative expenses were $2.7 million for 2012, compared to $1.8 million for the first quarter of 2011. The increase in selling, general and administrative expenses of $0.9 million was due to increases in non-cash costs associated with stock compensation expense. This increase is primarily a result of our stock price being significantly higher at the end of the first quarter of 2012, as compared to 2011, as certain outstanding stock options are adjusted to fair value at the end of each financial reporting period until they vest.

Net loss was $9.8 million for the first quarter of 2012, compared to $14.4 million for the first quarter of 2011. The decrease in net loss of $4.6 million during the first quarter of 2012, as compared to the first quarter of 2011, relates primarily to the changes in royalty revenue, research and development expenses and selling, general and administrative expenses previously discussed.

Net loss per share for the first quarter of 2012 was $0.98, compared to $1.45 for the first quarter of 2011.

“We continue to make good progress on the development of MuDelta,” said June Almenoff M.D., Ph.D., president and chief medical officer of Furiex. “Given the unmet medical need and the strong commercial potential in IBS-D, this asset remains a high priority for us.”

Added Fred Eshelman, Pharm.D., chairman of Furiex, “While the complete response letter from the FDA regarding alogliptin and the fixed-dose combination alogliptin and pioglitazone was disappointing, the alogliptin program remains on track in the other global markets, and we remain optimistic Takeda will be able to address the agency’s requests. Our strength lies in our diversified product portfolio and we are staying true to our mission to make a meaningful impact on the lives of patients by offering new treatment options for their diseases.”

Furiex will conduct a live conference call and webcast Friday, May 4, 2012, at 9:00 a.m. ET to discuss its first quarter 2012 results and financial outlook for 2012 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)

Conference ID:	68574856

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates, including two Phase III-ready assets, one compound in Phase III development with a partner and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; the risk of finding collaborators for our late-stage product candidates; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales milestone payments; the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; continuing losses and our potential need for additional financing; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2012
Revenue:
Milestones	$—	$—
Royalties	361	2,645

Total revenue	361	2,645

Research and development expenses	12,877	9,368
Selling, general and administrative expenses	1,821	2,733
Depreciation and amortization	22	21

Total operating expenses	14,720	12,122

Operating loss	(14,359)	(9,477)
Interest expense	—	275
Other income, net	—	—

Loss before provision for income taxes	(14,359)	(9,752)
Provision for income taxes	6	6

Net loss	$(14,365)	$(9,758)

Net loss per basic and diluted share	$(1.45)	$(0.98)

Weighted-average shares used to compute net loss per basic and diluted share:	9,881	9,949

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2011	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$33,628	$31,604
Short-term investments	10,000	—
Accounts receivable, net	1,985	2,645
Prepaid expenses	214	211

Total current assets	45,827	34,460
Property and equipment, net	181	170
Goodwill	49,116	49,116

Total assets	$95,124	$83,746

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$147	$196
Accrued expenses	10,422	7,075
Current portion of long-term debt	1,351	2,162

Total current liabilities	11,920	9,433
Long-term debt, net	8,649	7,838
Other long-term liabilities	232	253

Total liabilities	20,801	17,524

Common stock, $0.001 par value, 40,000,000 shares authorized; 9,949,422 shares issued and outstanding	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; No shares issued or outstanding	—	—
Paid-in capital	158,438	160,095
Accumulated deficit	(84,125)	(93,883)

Total shareholders’ equity	74,323	66,222

Total liabilities and shareholders’ equity	$95,124	$83,746